Exhibit 5.1

June 18, 2013

SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by SolarCity Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,800,000 shares of the Company’s common stock, $0.0001 par value per share (the “Borrowed Shares”) that will be issued by the Company. We understand that the Borrowed Shares are to be issued and loaned to Goldman Sachs Financial Markets, L.P. as described in the Registration Statement and pursuant to a share lending agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and Goldman Sachs Financial Markets, L.P. (the “Share Lending Agreement”) and an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the issuance and delivery of the Borrowed Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Borrowed Shares to be issued and delivered by the Company have been duly authorized and, when such Borrowed Shares are issued and paid for in accordance with the terms of the Share Lending Agreement and the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.